Exhibit 99.1

BofI Holding Inc. Changes Name of Bank Subsidiary to BofI Federal Bank

SAN DIEGO, CA—(Marketwire -10/03/11)- BofI Holding, Inc. (NASDAQ: BOFI) the holding company for Bank of Internet USA, announced that it has changed the name of its federally chartered savings bank from Bank of Internet USA to BofI Federal Bank (www.bofifederalbank.com).

“We have historically reached our customers through multiple brands targeted at specific products or customer segments. Although Bank of Internet USA has always been our flagship consumer direct Internet brand, we currently serve our consumer direct banking customers through multiple brands, our multifamily lending customers through ApartmentBank.com, and the financial advisory community through BofIAdvisor.com. As a division of BofI Federal Bank, Bank of Internet USA will remain BofI Federal Bank’s flagship consumer direct Internet banking brand. BofI Federal Bank has adopted the new name and logo to unify its division brands under an umbrella entity,” stated Gregory Garrabrants, President and Chief Executive Officer.

BofI Federal Bank’s distribution channels for deposits and lending products include:

Bank of Internet USA, America’s Oldest and Most Trusted Internet Bank, is a secure, full service bank that provides all the banking and mortgage products and services customers want without having to step inside a bank branch.

UFB Direct (www.ufbdirect.com) is the bank that pays you airline mileage for your everyday banking. Customers can redeem airline miles through American Airlines.

BofI Advisor (www.bofiadvisor.com) is a concierge program designed for the Broker Dealer and Financial Advisor community offering competitive banking products with high interest rates. BofI Advisor is a competition-free environment with no in-house wealth management.

Apartment Bank (www.apartmentbank.com) focuses on speed of delivery and flexible, tailored financing of multifamily loans from $250K to $10 million.

Mr. Garrabrants continued, “We are firmly committed to our low-cost, technology-driven, branchless customer acquisition and delivery model. The cost efficiencies inherent in our business model will continue to allow us to grow our consumer banking franchise and extend that franchise into certain segments of the business banking marketplace.”

In conjunction with the name change, Bank of Internet USA released its new website (www.bankofinternet.com) with an updated look and feel and upgraded functionality.

There is no change of ownership, merger or acquisition associated with this name change.

About BofI Holding

BofI Holding, Inc. (“BofI”) is the holding company for BofI Federal Bank, a nationwide branchless bank that provides financing for single and multifamily residential properties, small-to-medium size businesses in target sectors, and selected specialty finance receivables. With over $2.0 billion in assets, BofI Federal Bank provides consumer and business banking products through its low-cost distribution channels and affinity partners. BofI’s common stock is listed on the NASDAQ Global Select Market under the symbol “BOFI” and is a component of the Russell 3000 Index.

For up-to-date company information and facts and figures about BofI Holding, Inc. visit www.bofiholding.com or contact Kristi Procopio at (858) 704-6239.

Contact:

Kristi Procopio

(858) 704-6239